EXHIBIT 10.43

March 29, 2012

Mr. Panna Sharma

President & CEO

Cancer Genetics, Inc.

201 Route 17 North, 2nd Floor

Rutherford, NJ

Dear Panna:

I am writing to confirm our discussion and the agreement of the compensation committee of Cancer Genetics to make a monthly payment to you of $2,900 to cover the additional expense you incur on your former home in Atlanta. This payment will terminate the earlier of (i) after twelve (12) monthly payments, or (ii) upon the sale of your Atlanta property.

Please contact me with any comments.

Sincerely,

/s/ Raju Chaganti

Raju Chaganti

Chairman